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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [X] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                         DAMEN FINANCIAL CORPORATION
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                (Name of Registrant as Specified in Its Charter)
                         DAMEN FINANCIAL CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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LOGO

                                 MARCH 5, 1999

Dear Fellow Stockholder:

     As you know, Damen Financial Corporation ("Damen") has entered into an Agreement and Plan of Merger with MidCity Financial Corporation ("MidCity") pursuant to which MidCity will acquire all of Damen's Common Stock for $18.35 per share in cash.

     Your Board believes that this transaction is in the best interest of Damen and ALL of its stockholders. To ensure that the Merger proceeds as planned, we believe it is important that the current members of your Board of Directors continue to serve you and, therefore, that you re-elect the slate proposed by your Board.

     IF YOU HAVE NOT ALREADY DONE SO, PLEASE PROMPTLY SIGN AND DATE AND MAIL THE ENCLOSED WHITE PROXY CARD INDICATING YOUR VOTE FOR DAMEN'S NOMINEES FOR DIRECTORS AND THE SELECTION OF DAMEN'S AUDITORS AND YOUR VOTE AGAINST THE STOCKHOLDER PROPOSAL.

     In its February 25, 1999 letter, the so-called Committee has promised that it will review and complete the MidCity transaction or, if possible, seek to create an auction to achieve an even better offer for Damen. As is customary in transactions like the Merger, the Merger Agreement prohibits Damen from soliciting any Takeover Proposals or entering into any negotiations with any person over a Takeover Proposal. Thus, the Committee's promise may be difficult, if not impossible, to fulfill without exposing Damen to liability for breaching the Merger Agreement. Don't you think the Committee has spent enough of your money in the proxy fight? Do you want to allow them to spend more of your money?

     The Committee has stated in its proxy materials it intends to ask Damen's Board of Directors for reimbursement of the Committee's expenses of conducting its proxy contest. The Committee also stated it would seek reimbursement at a stockholders meeting if Damen's Board denies reimbursement. The Board believes that one of the reasons Duggan continues pressing this fight, even though the Board has achieved Duggan's goal of selling Damen, is to pressure the Board to reimburse the Committee for his expenses. The Committee did not have to incur these expenses, however, because the Committee knew before it began this proxy fight that the Board was seeking potential buyers for Damen.

     YOUR BOARD BELIEVES YOU SHOULD KNOW THAT PRIOR TO THE MAILING OF THE COMMITTEE'S PROXY MATERIALS ON OR ABOUT JANUARY 13, 1999, DAMEN ADVISED DUGGAN THAT IT HAD RECEIVED AN EXPRESSION OF INTEREST FROM MIDCITY TO PURCHASE DAMEN FOR $17.50 CASH PER SHARE AND THAT DAMEN INTENDED TO PURSUE THIS EXPRESSION OF INTEREST. DESPITE DUGGAN'S POSSESSION OF THIS INFORMATION, HE CHOSE TO PURSUE A COSTLY, DISRUPTIVE PROXY CONTEST.

     The Committee's comments in its most recent letter regarding severance payments to the executive officers if the Merger is consummated, implies, in the Board's view, that management is receiving some special inducement to pursue the Merger. The severance payments are not an inducement to pursue the Merger. Damen is contractually required, through employment agreements, to make severance payments if Damen were to be acquired by any company (including MidCity). Damen disclosed its intent to enter into employment agreements, and disclosed the terms of these agreements, including the change in control payments, in its initial public offering. These severance payments, which are contractual obligations of Damen incurred over three years ago, are reasonable and normal for transactions like the Merger.
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     Unvested stock options representing approximately 167,835 shares of Damen
Common Stock held by your directors and executive officers will not vest prior to the consummation of the Merger and will be canceled upon the consummation of the Merger. Damen's directors and executive officers will not receive payment for these unvested options which have a value, if vested, of approximately $1,130,000 based on an $18.35 per share price. In addition, 66,657 unvested shares of Common Stock held by directors and executive officers under Damen's Recognition and Retention Plan ("RRPs") will also be canceled upon the consummation of the Merger. Again, the directors and executive officers of Damen will not be paid for these shares which have a value, if vested, of approximately $1,223,00 based on an $18.35 per share price. These funds, totalling approximately $2.3 million, provided a significant part of the increase in the purchase price from MidCity's original offer of $17.50 to $18.35 per share.

     Your Board of Directors understood that by entering into the Merger Agreement, the directors and executive officers would be required to forego over $2.3 million in payments for these unvested options and RRPs. Rather than discontinue discussions with MidCity and seek a buyer who might make these payments to your directors and executive officers, your Board elected to forego these payments and to enter into the Merger Agreement because your Board believes the Merger is in the best interests of Damen and its stockholders.

     THE BOARD UNANIMOUSLY AND VIGOROUSLY OPPOSES THE COMMITTEE'S SOLICITATION OF PROXIES AND URGES YOU NOT TO SIGN ANY PROXY YOU MIGHT RECEIVE FROM THE COMMITTEE.

     IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE DAMEN'S NOMINEES AND AGAINST THE STOCKHOLDER PROPOSAL ON DAMEN'S WHITE PROXY CARD.

                               Very truly yours,

                                      LOGO

                            Mary Beth Poronsky Stull
                Chairman, President and Chief Executive Officer

If you have any questions or require any assistance, please contact our proxy solicitor, D. F. King & Co., Inc. at 1 800 628-8538.